Exhibit 99.1
ANCESTRY.COM LLC REPORTS FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS
– 2015 Revenues $683.1 million, Up 10.3% Year-Over-Year –
– 2015 Adjusted EBITDA $263.0 million, Up 16.7% Year-Over-Year(1) –
– Subscriber base grows by approximately 150,000 in 2015 –
– AncestryDNA sells approximately one million DNA kits in 2015;
DNA kit sales more than double in Q4 year-over-year–
PROVO, Utah, February 17, 2016 – Ancestry.com LLC (the “Company”), the largest provider of family history and personal DNA testing, reported financial results today for the fourth quarter and full year ended December 31, 2015.
“Ancestry delivered a milestone year in 2015, including outstanding financial performance and key strategic achievements across the company,” said Tim Sullivan, President and Chief Executive Officer of Ancestry.com.  “Our performance was highlighted by strong, profitable growth throughout the year, featuring double-digit increases in revenue and adjusted EBITDA.  On the strategic front, we delivered a greatly enhanced customer experience, launched major new content collections, grew AncestryDNA into the largest consumer genomic database and progressed on important growth initiatives internationally and in our emerging businesses.  We’re off to a great start in 2016, a year in which we will be focused on continuing to diversify and expand the growth profile of the company, executing well in our core businesses and investing in our future.”
Fourth Quarter and Full Year 2015 Financial Highlights

•
Total revenues for the fourth quarter 2015 were $177.6 million. Revenues increased 14.5% from $155.2 million in the fourth quarter of 2014, driven by growth in revenues from AncestryDNA and the Company’s core Ancestry websites. On a constant currency basis, total revenue would have increased 16.7% in the fourth quarter. For the full year 2015, total revenues were $683.1 million, with an increase in revenues of 10.3% from $619.5 million for the full year of 2014. On a constant currency basis, total revenues for 2015 would have increased 12.0% year-over-year.

•
Net income (loss) for the fourth quarter of 2015 was $13.5 million compared to a net loss of $(7.5) million in the fourth quarter of 2014. For the full year 2015, net income was $29.4 million compared to a net loss of $(18.7) million for the full year of 2014.

•
Adjusted EBITDA(1), (2) for the fourth quarter of 2015 was $62.2 million, compared to $54.6 million in the fourth quarter of 2014. For the full year 2015, adjusted EBITDA was $258.6 million, compared to $214.8 million for the full year 2014.

•
Free cash flow(3) totaled $16.7 million for the fourth quarter of 2015, compared to $20.2 million for the fourth quarter of 2014. For the full year 2015, free cash flow totaled $124.8 million compared to $93.7 million for the full year 2014.

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(1)
Adjusted EBITDA for the year ended December 31, 2015 increased 16.7%, year-over-year, excluding the impact of one-time expenses to $263.0 million. Adjusted EBITDA for the three and twelve months ended December 31, 2015 includes $2.4 million and $4.4 million, respectively, of professional service fees related primarily to litigation, reimbursement for certain legal and accounting costs incurred by one of our Sponsors and costs associated with a return-of-capital distribution declared in August 2015 to our parent company, Ancestry.com Holdings LLC. For the three and twelve months ended December 31, 2014, adjusted EBITDA includes $6.3 million and $10.6 million, respectively, of accrued interest paid on restricted cash held pending resolution of the shareholder appraisal litigation, professional service fees related to litigation and costs associated with the return-of-capital distribution paid in February 2014 by our parent company.

(2)
Adjusted EBITDA is defined as net income (loss) plus interest expense, net; other (income) expense, net; income tax expense (benefit); and non-cash charges including depreciation, amortization and stock-based compensation expense.

(3)	Free cash flow subtracts from adjusted EBITDA the capitalization of content databases, purchases of property and equipment and cash received (paid) for income taxes and interest.

•	Cash and cash equivalents totaled $128.2 million as of December 31, 2015.

•	Obligations under long-term debt(4) totaled $1.0 billion as of December 31, 2015.
Ancestry Business Updates

•	Subscribers – Subscribers of Ancestry websites totaled approximately 2,264,000 as of December 31, 2015, compared to 2,115,000 as of December 31, 2014.

•	Content - The Company added over 1.7 billion new records during 2015. New collections added in the fourth quarter included:

*	Mexico Civil Registration records - over 200 million records

*	US, School Yearbooks, 1880-2012 - over 63 million records

*	US, City Directories, 1822-1989 - updated with over 40 million new records

*	4 million new international records from the U.K., Germany and Romania

•	AncestryDNA - AncestryDNA sold approximately one million kits in 2015 and now has a database with DNA samples from 1.5 million people.

•	New Offerings - Ancestry Academy, New Ancestor Discoveries and a beta launch of Ancestry Health were introduced in 2015.
Conference Call & Webcast
Ancestry.com will host a conference call today at 3:00 p.m. MT (5:00 p.m. ET). Participants can access the conference call by dialing (844) 831-3026 (domestic toll-free) or (315) 625-6887 (international) approximately ten minutes prior to the start time.
Use of Non-GAAP Measures
The Company believes that adjusted EBITDA and free cash flow are useful measures of operating performance because they exclude items that the Company does not consider indicative of its core performance. In the case of adjusted EBITDA, net income (loss) is adjusted for interest expense, net; other (income) expense, net; income tax expense (benefit); and non-cash charges including depreciation, amortization and stock-based compensation expense. Free cash flow subtracts from adjusted EBITDA the capitalization of content databases, purchases of property and equipment and cash received (paid) for income taxes and interest. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income (loss) and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to net income (loss), the GAAP equivalent of these non-GAAP measures is contained in tabular form on the attached unaudited summary financial statements.
The Company uses adjusted EBITDA and free cash flow as measures of operating performance; for planning purposes, including the preparation of the annual operating budget; to allocate resources to enhance the financial performance of its business; to evaluate the effectiveness of its business strategies; and in communications with its operating committee concerning its financial performance. The Company also uses adjusted EBITDA as a factor when determining the incentive compensation pool.
About Ancestry
Ancestry is the largest provider of family history and personal DNA testing, harnessing the information found in family trees, historical records and genetics to help people gain a new level of understanding about their lives. Ancestry has more than 2.2 million paying subscribers across its core Ancestry websites and approximately 1.5 million DNA samples in the AncestryDNA database. Since 1996, more than 17 billion records have been added, and users have created more than 70 million family trees on the Ancestry flagship site and its affiliated international websites. Ancestry offers a suite of family history products including Archives, Fold3, Newspapers.com and AncestryDNA sold by its subsidiary, Ancestry.com DNA, LLC, and the AncestryHealth product, offered by its subsidiary AncestryHealth.com, LLC.
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(4)
This amount does not include $390.2 million in senior unsecured PIK notes issued by our parent company, Ancestry.com Holdings LLC. While not required, Ancestry.com LLC has made and intends to pay future distributions or loans to its parent related to the PIK notes.

Forward-Looking Statements
This press release contains forward-looking statements that relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,” “designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “work” or the negative of these terms or other comparable terminology. These statements include statements describing the Company’s subscriber base, future earnings, financial and operating performance, its leadership position and its opportunities and prospects for growth, including growth in revenues, adjusted EBITDA and number of subscribers. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. In particular, such risks and uncertainties include the Company’s continued ability to attract and retain subscribers; continued service outages or a significant disruption in service on its websites; its continued ability to acquire content and make it available online; and its ability to add tools and features and provide value to satisfy customer demand. Information concerning these and additional factors that could cause events or results to differ materially from those projected in the forward-looking statements is contained under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended September 30, 2015, which was filed with the Securities and Exchange Commission on October 30, 2015, and in discussions in other of our Securities and Exchange Commission filings.
These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

ANCESTRY.COM LLC
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$128,157	$108,494
Restricted cash	2,412	49,086
Accounts receivable, net of allowances of $997 and $540 at December 31, 2015 and December 31, 2014, respectively	13,624	11,241
Prepaid expenses	12,228	9,830
Other current assets	6,288	1,813
Total current assets	162,709	180,464
Property and equipment, net	54,795	37,106
Content databases, net	282,281	282,815
Intangible assets, net	159,736	269,054
Goodwill	948,283	948,283
Other assets	13,956	3,175
Total assets	$1,621,760	$1,720,897
LIABILITIES AND MEMBER’S INTERESTS
Current liabilities:
Accounts payable	$13,120	$11,515
Accrued expenses	50,459	47,029
Acquisition-related liabilities	2,412	49,086
Deferred revenues	171,822	145,010
Current portion of long-term debt, net	7,087	46,537
Total current liabilities	244,900	299,177
Long-term debt, net	989,256	799,403
Deferred income taxes	59,809	110,184
Other long-term liabilities	46,877	16,406
Total liabilities	1,340,842	1,225,170
Commitments and contingencies
Member’s interests:
Member’s interests	422,603	666,830
Accumulated deficit	(141,685)	(171,103)
Total member’s interests	280,918	495,727
Total liabilities and member’s interests	$1,621,760	$1,720,897

ANCESTRY.COM LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Subscription revenues	$149,396	$139,693	$584,075	$553,810
Service and other revenues	28,214	15,469	99,030	65,734
Total revenues	177,610	155,162	683,105	619,544
Costs of revenues:
Cost of subscription revenues	26,419	24,556	103,051	95,899
Cost of service and other revenues	17,255	10,730	60,668	43,654
Total cost of revenues	43,674	35,286	163,719	139,553
Gross profit	133,936	119,876	519,386	479,991
Operating expenses:
Technology and development	24,971	21,677	97,105	94,221
Marketing and advertising	46,461	40,195	171,094	168,536
General and administrative	16,365	18,489	54,427	60,971
Amortization of acquired intangible assets	27,017	36,636	109,318	147,681
Total operating expenses	114,814	116,997	431,944	471,409
Income from operations	19,122	2,879	87,442	8,582
Interest expense, net	(18,874)	(17,298)	(81,056)	(69,680)
Other expense, net	(105)	(512)	(334)	(368)
Income (loss) before income taxes	143	(14,931)	6,052	(61,466)
Income tax benefit	13,369	7,416	23,366	42,738
Net income (loss)	$13,512	$(7,515)	$29,418	$(18,728)

ANCESTRY.COM LLC
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Reconciliation of adjusted EBITDA and free cash flow to net income (loss): (1)
Net income (loss)	$13,512	$(7,515)	$29,418	$(18,728)
Interest expense, net	18,874	17,298	81,056	69,680
Other expense, net	105	512	334	368
Income tax benefit	(13,369)	(7,416)	(23,366)	(42,738)
Depreciation	5,306	5,636	21,823	21,498
Amortization	35,816	44,095	141,647	176,755
Stock-based compensation expense	1,968	2,008	7,683	8,004
Adjusted EBITDA	$62,212	$54,618	$258,595	$214,839
Capitalization of content databases	(7,899)	(8,358)	(32,514)	(37,566)
Purchases of property and equipment	(5,169)	(2,712)	(15,117)	(21,821)
Cash paid for interest (2)	(26,028)	(23,227)	(62,831)	(60,450)
Cash paid for income taxes	(6,462)	(107)	(23,333)	(1,334)
Free cash flow	$16,654	$20,214	$124,800	$93,668
Footnotes:

(1)
Net loss and therefore adjusted EBITDA and free cash flow for the three and twelve months ended December 31, 2015 include $2.4 million and $4.4 million, respectively, of professional service fees related primarily to litigation, reimbursement for certain legal and accounting costs incurred by one of our Sponsors and costs associated with a return-of-capital distribution declared in August 2015 to our parent company, Ancestry.com Holdings LLC. For the three and twelve months ended December 31, 2014, net loss and therefore adjusted EBITDA and free cash flow include $6.3 million and $10.6 million, respectively, of accrued interest paid on restricted cash held pending resolution of the shareholder appraisal litigation, professional service fees related to litigation and costs associated with the return-of-capital distribution paid in February 2014 by our parent company.

(2)
Cash paid for interest for the three and twelve months ended December 31, 2015 does not include $19.3 million and $38.4 million, respectively, payments made to our parent related to the interest obligations on its senior unsecured PIK notes. Cash for paid for interest for three and twelve months ended December 31, 2014 does not include $19.2 million and $37.6 million, respectively, of payments made to our parent related to the interest obligations on its senior unsecured PIK notes.

ANCESTRY.COM LLC
Total Subscribers and Net Subscriber Additions
(in thousands)

	Year ended December 31,
	2015	2014
	(unaudited)
Total subscribers	2,264	2,115
Net subscriber additions	149	(25)
Contact:
Melissa Garrett
mgarrett@ancestry.com
(801) 705-7105